Filed Pursuant to Rule 433
Registration Statement Nos. 333-159791, 333-159791-01
Free Writing Prospectus Dated April 23, 2010
Relating to Prospectus Dated April 23, 2010

FOR IMMEDIATE RELEASE
Friday, April 23, 2010

Redwood Trust Announces Pricing of Prime Residential Mortgage Securitization

MILL VALLEY, CA – April 23, 2010 -- Redwood Trust, Inc. (NYSE: RWT) today is announcing the pricing of a public offering of senior prime residential mortgage-backed securities to be issued by Sequoia Mortgage Trust 2010-H1, a securitization trust sponsored by RWT Holdings, Inc., a wholly-owned subsidiary of Redwood Trust, Inc.  The offered securities include $222,378,000 principal amount of Class A-1 Certificates, which will be rated “Aaa” at the time of issuance by Moody’s Investors Service, Inc. The Class A-1 Certificates have an initial interest rate of 3.75% per annum, subject to subsequent adjustments and as calculated in the manner set forth in the prospectus relating to the offering. The offering is currently expected to close on April 28, 2010.

The offering is being conducted as a public offering registered under the Securities Act of 1933 and the regulations promulgated thereunder by the Securities and Exchange Commission, or SEC.  Further information regarding the offering is contained in the prospectus referred to below.

The lead managing underwriter of the offering is Citigroup Global Markets Inc. JPMorgan Securities Inc. is also acting as an underwriter of the offering.

The offering is being made by means of a prospectus. This announcement does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SEQUOIA RESIDENTIAL FUNDING, INC., THE DEPOSITOR WITH RESPECT TO SEQUOIA MORTGAGE TRUST 2010-H1, HAS FILED A REGISTRATION STATEMENT (INCLUDING A BASE PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE BASE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR AND THE OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE BASE PROSPECTUS AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC AT NO CHARGE IF YOU REQUEST THEM BY CALLING THE INVESTOR RELATIONS DEPARTMENT AT 1(877) 858-5407.

The registration statement to which this offering relates is Commission File Numbers 333-159791 and 333-159791-01.

CAUTIONARY STATEMENT: This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the closing date of the offering. Forward-looking statements involve numerous risks and uncertainties.  Actual events may differ from current expectations and, consequently, you should not rely on these forward-looking statements as predictions of future events.